Exhibit 99.1

News Release

Financial Analysts and Media Contact:
Susan Kappes
(972) 855-3729

Atmos Energy Corporation Prices
Common Stock Offering of 14 Million Shares
and $1.4 Billion Offering of Senior Unsecured Notes

DALLAS (October 21, 2004)—Atmos Energy Corporation (NYSE: ATO) said today that a public offering of 14 million shares of its common stock was priced at $24.75 per share to yield gross proceeds of $346.5 million.

Atmos Energy has granted the underwriters an option for 30 days to purchase up to an additional 2,100,000 shares at the public offering price to cover overallotments, if any.

On October 18, 2004, Atmos Energy also priced a separate public offering of $1.4 billion of senior unsecured notes in four series. The notes consist of $300 million of floating rate senior unsecured notes due 2007, with an annual interest rate of three-month LIBOR plus 0.375% (initial annual interest rate of 2.47%), $400 million of 4.00% senior unsecured notes due 2009, $500 million of 4.95% senior unsecured notes due 2014 and $200 million of 5.95% senior unsecured notes due 2034.

Atmos Energy said it will use the net proceeds of approximately $332.6 million (before other offering expenses and excluding any overallotment option) from the equity offering and the approximately $1.39 billion net proceeds from the senior unsecured notes offering to repay short-term debt incurred to purchase the natural gas distribution and pipeline operations of TXU Gas Company, which closed on October 1, 2004, and for working capital and other general corporate purposes.

Merrill Lynch & Co. is lead manager for both the equity and senior notes offerings with Banc of America Securities LLC, JPMorgan, SunTrust Robinson Humphrey and Wachovia Securities serving as co-managers. Also serving as co-managers on the notes offering were SG Corporate & Investment Banking, KBC Financial Products USA Inc., and Piper Jaffray. The offering of the shares of common stock and of all the series of senior unsecured notes may be made only by means of a prospectus. A copy of the prospectus for both the common stock offering and the offering of all the series of senior unsecured notes may be obtained from Merrill Lynch & Co., 4 World Financial Center, North Tower, New York, New York 10080.

This news release does not constitute an offer to sell any securities under any offering.

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural gas-only distributor, serving more than 3.1 million gas utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 18 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas storage and pipeline assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit atmosenergy.com.

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